                                                                                                                        Exhibit (12)

                                Pitney Bowes Inc.
              Computation of Ratio of Earnings to Fixed Charges (1)
              -----------------------------------------------------

(Dollars in thousands)                                              Three Months Ended                      Nine Months Ended
                                                                       September 30,                          September 30,
                                                            ---------------------------------     ---------------------------------
                                                                       1998              1997                1998              1997
                                                            ---------------   ---------------     ---------------   ---------------
Income from continuing operations
  before income taxes ..................................    $       212,339   $       189,303     $       618,466   $       562,928


Add:
  Interest expense .....................................             40,991            41,163             122,583           123,870
  Portion of rents
    representative of the
    interest factor ....................................             11,038            13,252              33,517            34,145
  Amortization of capitalized
    interest ...........................................                243               243                 730               730
  Minority interest in the
    income of subsidiary
    with fixed charges .................................              3,074             3,153               9,203             8,184
                                                            ---------------   ---------------     ---------------   ---------------

Income as adjusted .....................................    $       267,685   $       247,114     $       784,499   $       729,857
                                                            ===============   ===============     ===============   ===============


Fixed charges:
  Interest expense .....................................    $        40,991   $        41,163     $       122,583   $       123,870
  Portion of rents
    representative of the
    interest factor ....................................             11,038            11,319              33,517            33,872
  Minority interest, excluding
    taxes, in the income of
    subsidiary with fixed charges ......................              4,689             4,807              14,035            12,487
                                                            ---------------   ---------------     ---------------   ---------------

                                                            $        56,718   $        57,289     $       170,135   $       170,229
                                                            ===============   ===============     ===============   ===============

Ratio of earnings to
  fixed charges ........................................               4.72              4.31                4.61              4.29
                                                            ===============   ===============     ===============   ===============

Ratio of earnings to fixed
  charges excluding minority
  interest .............................................               5.09              4.65                4.97              4.58
                                                            ===============   ===============     ===============   ===============

(1)    The  computation  of the  ratio of  earnings  to fixed  charges  has been computed by dividing  income from  continuing operations  before  income taxes as  adjusted  by  fixed  charges.  Included  in  fixed  charges  is one-third of rental expense as the representative portion of interest.